COVENANT TRANSPORT ANNOUNCES FOURTH QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE - January 25, 2007 - Covenant Transport, Inc. (Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter ended December 31, 2006. The results were consistent with the Company’s previous announcement on January 15, 2007.

Financial and Operating Results
For the quarter, total revenue increased 4.4%, to $186.3 million from $178.4 million in the same quarter of 2005. Freight revenue, which excludes fuel surcharges, increased 7.3% to $159.3 million from $148.4 million in the 2005 quarter. The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period. The Company reported a net loss of $894,000 or ($.06) per share, compared to net income of $4.0 million, or $.28 per share, for the fourth quarter of 2005.

For the year ended December 31, total revenue increased 6.3%, to $683.8 million from $643.1 million during 2005. Freight revenue increased 3.0%, to $572.2 million in 2006 from $555.4 million in 2005. The Company generated a net loss of $1.4 million, or ($.10) per share, compared with net income of $5.2 million, or $.37 per share for 2005.

Chairman, President, and Chief Executive Officer David R. Parker made the following comments: “As we said in our preannouncement, the main factor affecting the quarter was the lack of the normal peak shipping season. Demand during the quarter was much less than expected, especially when compared to the strong fourth quarter of 2005. From an operating standpoint, average miles per tractor decreased 2.5% versus the fourth quarter of 2005. Even though our rate per loaded mile was up 1.6% versus the third quarter of 2006, pricing for spot market and surge business was not as robust as in the past, and our rates were down 1.0% versus the fourth quarter of 2005. The combination of lower rates and utilization produced a 4.0% reduction in average freight revenue per tractor per week.

“Our after-tax cost per mile increased 3.3% over the fourth quarter of 2005. The main variances in after tax cost per mile were increases in net fuel costs, compensation and benefits expense, purchased transportation expense (associated with our new brokerage company) and capital cost (leased revenue equipment, depreciation and interest). These were offset partially by savings in insurance and claims. Even though the cost of diesel fuel was down on average 5% compared to the fourth quarter of 2005, fuel surcharge revenue was down 10% versus a year ago. Fuel surcharge revenue declined more than the cost because of a difficult comparison. In 2005, the cost of fuel had dropped $.66 per gallon throughout the fourth quarter, resulting in increased collections from a favorable lag effect that did not occur during the fourth quarter this year. Compensation increased as a result of additional overhead costs associated with the business realignment and additional driver pay costs as we worked to fill unmanned trucks. Consistent with the 8 cents per mile recorded in the second and third quarters, we reduced our accrual for casualty claims to 8.2 cents per mile as a result of several quarters of improved safety results that have changed the long term accrual rate.

“From an equipment perspective, our revenue equipment fleet continues to be one of the youngest in the industry with an average tractor age of 1.5 years and an average trailer age of 2.8 years. Our goal during 2006 was to replace approximately 2,000 tractors and 2,800 trailers. We ended the year with 370 tractors and 249 trailers in our asset held for sale inventory. With the acquisition of Star in September 2006, we previously stated that we planned to reduce our existing tractor and trailer fleet in an orderly manner over several months to more closely match the level of desirable freight. We reduced the non-Star fleet by 255 tractors during the third quarter and by another 140 during the fourth quarter to end the year with approximately 3,700 tractors assigned to our consolidated fleets. We currently have not planned any more reductions in the tractor fleet during the first half of 2007, although we will remain flexible based on tractor utilization trends. Our 2007 tractor plan includes minimal overall growth while we replace about 500 trucks. The trailer fleet was reduced by about 300 during the fourth quarter, to end the year with about 9,800 trailers. We plan to reduce the fleet by another 1,000 during 2007 with the majority of that reduction expected to take place by the end of the second quarter of 2007. At December 31, 2006, we had approximately $22.6 million of tractors, trailers and property designated for sale. We expect to dispose of the large majority of the amount held for sale by the end of the second quarter of 2007.

“At December 31, 2006, our total balance sheet debt was $160.8 million and our stockholders’ equity was $188.8 million, for a total debt-to-capitalization ratio of 46% and a book value of $13.48 per share. During 2006, in connection with our fleet plan and the Star acquisition we significantly increased our overall balance sheet and lease obligations. As compared with year end 2005, balance sheet debt increased by $80.5 million while financing under operating leases increased by a present value of approximately $31.4 million. The increase in the off-balance sheet financing was largely driven by the sale-leaseback of our corporate headquarters in April 2006. Based on our expectations for the tractor and trailer dispositions described above and a dramatic decrease in new tractor and trailer activity in 2007, we expect capital expenditures, net of proceeds of dispositions, to drop from approximately $100 million in 2006 (including the purchase of Star and proceeds from the sale leaseback transaction of the corporate headquarters completed in April of 2006) to a range of $10 million to $15 million in 2007 (assuming all assets are purchased, the assets held for sale are sold, and we do not complete any business acquisitions).”

Update on Business Realignment
Mr. Parker continued, commenting on the Company’s ongoing business realignment: “We are now approximately 18 months into our business realignment, which was expected to take 24 to 36 months to implement. At this point we believe our SRT, Star, and Expedited Long-Haul service offerings are operating reasonably well considering the soft freight environment. These service offerings aggregate approximately 2,200 of our 3,700 tractors, excluding tractors held for sale. Although the first half of 2007 may not produce the level of profitability for these service offerings that we expect on a long-term basis, we view these as capable of operating at or near our goal of a 90% operating ratio in a reasonable freight market.

“The lack of profitability of our approximately 675 truck Dedicated service offering has been disappointing. However, we believe we have identified most of the problems in this operation, including the contracts that carry unfavorable terms. Contracts covering 46% of the Dedicated fleet were renewed during the fourth quarter of 2006, contracts covering approximately 37% of the Dedicated fleet are subject to renewal by the end of the first half of 2007, with an additional 13% in the second half of 2007. We have received generally positive responses concerning renewal terms from most of the customers with the 2006 and 2007 renewals. Based on these responses, we expect the Dedicated service offering to be solidly profitable in 2007. If contract renewals do not proceed on an acceptable basis, we would expect to dispose of the unprofitable equipment.

“As previously announced, our former approximately 285-truck Covenant Refrigerated service offering was eliminated on January 14. The solo-driver units were combined with SRT, and the team-driver units were combined with our Expedited Long-Haul service offering.

“Finally, our regional/solo service offering continues to provide the largest challenge. The regional operation had approximately 570 trucks assigned at December 31, 2006, down 400 trucks since June 30 and 200 trucks since September 30. We plan to continue to seek the fleet size that most effectively matches our quality freight.”

Outlook for 2007
Mr. Parker offered the following comments concerning the company’s expectations for 2007. “Our primary goal for 2007 is to improve our operating ratio by 100 to 200 basis points versus the full year of 2006. Due to seasonably slow freight volumes and the resultant concern regarding capacity supply and demand in the marketplace, as well as the need for continued overhaul of the Regional and Dedicated service offerings, improvement during the first half of 2007 could be challenging. Our expectation is that the combination of 1) downsizing the Regional service offering, 2) reallocating non performing assets from Covenant Refrigerated to SRT and Expedited Long-Haul, 3) aggressively improving the Dedicated service offering's profitability as contracts expire and 4) reducing overhead and capital costs in all non performing areas, should produce earnings improvement during the second half of 2007.”

The Company will host a conference call tomorrow, January 26 at 9:00 a.m. Eastern Time to discuss the quarter as well as to provide an update on certain operating and management processes presently being implemented. Individuals may access the call by dialing 800-603-1780 (U.S./Canada) and 706-643-0889 (International), access code 6571538. An audio replay will be available for one week following the call at 800-642-1687, access code 6571538. For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transport, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas, and Star Transportation of Nashville, Tennessee. The group operates one of the ten largest fleets in North America as measured by revenue. The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, the statements relating to expectations concerning the range of estimated diluted earnings per share, equipment utilization, average freight revenue per total mile, freight revenue per tractor per week, consolidated revenue, after-tax cost per mile, the primary contributors to higher costs, and results from moving assets between service offerings are all forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: our ability to successfully integrate Star Transportation into our consolidated group; our ability to successfully manage the downsizing of a portion of our operations at Covenant Transport; our ability to renew contracts in our Dedicated service offering on favorable terms; our ability to improve the performance of our Regional service offering; our ability to integrate the former operations of our Covenant Refrigerated service offering into our SRT and Expedited Long-Haul operations; our ability to dispose of tractors and trailers on the schedule and for the prices we expect; our success in restructuring the company’s operations around the identified service offerings; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; additional changes in management's estimates of liability based upon such experience and development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer  (423) 825-3336
hogjoe@covenanttransport.com

Donald Rutledge, Director of Finance and Business Development (423) 822-4540
rutdon@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant     (423) 825-3357
perkim@covenanttransport.com

Covenant Transport, Inc.
Key Financial and Operating Statistics

	Three Months Ended December 31,			Year Ended December 31,
($000s)	2006	2005	% Change	2006	2005	% Change
Freight revenue	$159,313	$148,442	7.3%	$572,239	$555,428	3.0%
Fuel surcharge revenue	26,967	29,978		111,589	87,626
Total revenue	$186,280	$178,420	4.4%	$683,828	$643,054	6.3%

Operating expenses
Salaries, wages and related expenses	72,348	63,980		262,303	242,157
Fuel expense	49,280	49,078		194,355	170,582
Operations and maintenance	9,778	8,779		36,112	33,625
Revenue equipment rentals and purchased transportation	16,935	16,029		63,532	61,701
Operating taxes and licenses	4,326	3,372		14,516	13,431
Insurance and claims	9,331	12,507		34,104	41,034
Communications and utilities	1,824	1,612		6,727	6,579
General supplies and expenses	5,668	4,555		21,387	17,778
Depreciation and amortization	13,984	8,610		41,163	39,101
Total operating expenses	183,474	168,522		674,199	625,988
Operating income	2,806	9,898		9,629	17,066
Other (income) expenses:
Interest expense	3,202	1,261		7,153	4,203
Interest income	(158)	(83)		(568)	(273)
Other	(64)	(94)		(157)	(538)
Other expenses, net	2,980	1,084		6,428	3,392
Income before income taxes and cumulative effect of change in accounting principle	(174)	8,814		3,201	13,674
Income tax expense	720	4,363		4,582	8,003
Income before cumulative effect of change in accounting principle	(894)	4,451		(1,381)	5,671
Cumulative effect of change in accounting principle, net	-	(485)		-	(485)
Net income	($894)	$3,966		($1,381)	$5,186

Basic earnings (loss) per share before cumulative effect of change in accounting principle	($0.06)	$0.31		($0.10)	$0.40
Diluted earnings (loss) per share before cumulative effect of change in accounting principle	($0.06)	$0.31		($0.10)	$0.40
Basic earnings (loss) per share	($0.06)	$0.28		($0.10)	$0.37
Diluted earnings (loss) per share	($0.06)	$0.28		($0.10)	$0.37
Weighted avg. common shares outstanding	14,001	13,979		13,996	14,175
Weighted avg. common shares outstanding adjusted for assumed conversions	14,001	14,025		13,996	14,270

Operating statistics excludes fuel surcharges

Net margin as a percentage of freight revenue	-0.56%	2.67%		-0.24%	0.93%
Average freight revenue per loaded mile	$1.532	$1.548	-1.0%	$1.508	$1.507	0.1%
Average freight revenue per total mile	$1.387	$1.408	-1.5%	$1.364	$1.357	0.5%
Average freight revenue per tractor per week	$3,125	$3,254	-4.0%	$3,077	$3,013	2.1%
Average miles per tractor per period	29,620	30,376	-2.5%	117,621	115,765	1.6%
Weighted avg. tractors for period	3,832	3,471	10.4%	3,546	3,535	0.3%
Tractors at end of period	3,719	3,471	7.1%	3,719	3,471	7.1%
Trailers at end of period	9,820	8,565	14.7%	9,820	8,565	14.7%

	Dec 2006	Dec 2005
Total assets	$474,506	$371,261
Total equity	$188,796	$189,724
Total debt, including current maturities	$160,798	$80,281
Debt to Capitalization Ratio	46.0%	29.7%